As filed with the Securities and Exchange Commission on April 23, 2007
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-138840)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL ALUMINUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

California	95-2385235
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

767 Monterey Pass Road
Monterey Park, California 91754
(323) 264-1670

(Address, Including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

International Aluminum Corporation 2001 Stock Option Plan
(Full Title of Plan)

Richard Almy
Chief Executive Officer
767 Monterey Pass Road
Monterey Park, California 91754
(323) 264-1670
(Name and Address, Including Zip Code,
and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Craig W. Adas
Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood Shores, CA 94065
(650) 802-3000

RECENT EVENTS:  DEREGISTRATION

The Registration Statement on Form S-8 (Registration No. 333-138840) (the “Registration Statement”) of International Aluminum Corporation (the “Company”), pertaining to the registration of certain shares of the Company’s common stock, par value $1.00 per share (“Company Common Stock”), issuable to eligible employees of the Company under the International Aluminum Corporation 2001 Stock Option Plan, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on November 20, 2006.

The Company, IAC Holding Co. (“Parent”) and IAL Acquisition Co., a wholly owned subsidiary of Parent (“Merger Subsidiary”), entered into an Agreement and Plan of Merger, dated as of January 9, 2007, pursuant to which, among other things, Merger Subsidiary would be merged with and into the Company, the Company would survive as a wholly owned subsidiary of Parent and each outstanding share of Company Common Stock would be converted into the right to receive $53.00 in cash (the “Merger”).  The Merger became effective as specified in an Agreement of Merger filed with the Secretary of State of the State of California on March 30, 2007 (the “Merger Date”).

As a result of the Merger, the Company has deregistered its outstanding securities and terminated all offerings of Company Common Stock pursuant to the Registration Statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Company Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Company Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey Park, State of California, on April 23, 2007.

INTERNATIONAL ALUMINUM CORPORATION

By:	/s/ Richard Almy
Richard Almy
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons on April 23, 2007 in the capacities indicated.

Signature	Title

/s/ Richard Almy	Chief Executive Officer and Director
Richard Almy	(Principal Executive Officer)

/s/ Mitchell K. Fogelman	Senior Vice President — Finance
Mitchell K. Fogelman	(Principal Financial Officer)

/s/ Michael J. Norring	Controller
Michael J. Norring	(Principal Accounting Officer)

/s/ Darren J. Gold	Director
Darren J. Gold

/s/ Michael Langdon	Director
Michael Langdon